Collective Brands' Stockholders Pass Proposals at Corporation's Annual Meeting

TOPEKA, KS -- (Marketwire - May 21, 2009) - Stockholders of Collective Brands, Inc. (NYSE: PSS) today approved all three of management's proposals at the Corporation's annual meeting.

Stockholders re-elected three directors to the Collective Brands Board of Directors, ratified the reappointment of Deloitte & Touche LLP as the corporation's independent registered public accountant for fiscal year 2009, and approved the amendments to and restatement of the Collective Brands, Inc. 2006 Stock Incentive Plan.

Mylle H. Mangum, Chief Executive Officer of IBT Enterprises, LLC; John F. McGovern, Partner, Aurora Capital LLC; and D. Scott Olivet, Chief Executive Officer and Director of Oakley, Inc. were re-elected to the Collective Brands Board of Directors at the meeting. These re-elected board members were each elected to a three-year term to expire at the annual meeting of stockholders in 2012.

Other board members whose terms continue are: Daniel Boggan Jr., Retired Senior Vice President of the National Collegiate Athletic Association; Judith K. Hofer, retail consultant; Matthew A. Ouiment, Executive Vice President for Corinthian Colleges; Robert F. Moran, President and Chief Operating Officer of PetSmart, Inc.; Matthew E. Rubel, Chairman, Chief Executive Officer and President of Collective Brands; Michael A. Weiss, President and Chief Executive Officer of Express LLC; and Robert C. Wheeler, retired Chairman and President of Hill's Pet Nutrition.

Matthew E. Rubel has been re-elected as Chairman of the Board. Robert Moran has been re-elected as Lead Director. The Chairman of the Board and Lead Director are elected annually at the Board meeting immediately following the annual meeting of stockholders.

About Collective Brands, Inc.

Collective Brands is a leader in bringing compelling lifestyle, fashion and performance brands for footwear and related accessories to consumers worldwide. Collective Brands, Inc. is the holding company of Payless ShoeSource, Stride Rite, and Collective Licensing International. Payless ShoeSource is the largest specialty family footwear retailer in the Western Hemisphere. It is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. Stride Rite markets the leading brand of high-quality children's shoes in the United States. Stride Rite also markets products for children and adults under well-known brand names, including Keds, Robeez, Saucony, and Sperry Top-Sider. Collective Licensing International is a leading youth lifestyle marketing and global licensing business. Information about, and links for shopping at, each of Collective Brands' units can be found at www.collectivebrands.com.

Contact:
James Grant
(785) 559-5321